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                                                                    EXHIBIT 99.1


[PRINCETON NATIONAL BANCORP, INC. LOGO]

           PRINCETON NATIONAL BANCORP, INC. COMPLETES ACQUISITION AND

                             ANNOUNCES NEW DIRECTOR

PRINCETON, Illinois -- August 2, 2005 -- Princeton National Bancorp, Inc. (NASDAQ: PNBC)

Chairman of the Board Craig O. Wesner stated, "Princeton National Bancorp, Inc. and Somonauk FSB Bancorp, Inc. are pleased to announce the transaction between the two entities has been completed."

Willard Lee, Chairman of the Board of Somonauk FSB Bancorp, Inc. added, "The two staffs have worked well together to bring the transaction to a close. When Somonauk FSB Bancorp, Inc. decided to combine with someone, I am glad it was with a company the caliber of Princeton National Bancorp, Inc."

"Princeton" is the parent holding company of Citizens First National Bank, which has community-banking locations throughout northern Illinois. "Somonauk" is the parent holding company of Farmers State Bank of Somonauk, which has community-banking locations in Somonauk, Sandwich, Millbrook, Newark and Plano, Illinois.

President Tony J. Sorcic noted, "The staffs of both companies have worked well together in preparing for this day. The process, in this case, is further along than all of our previous transactions. The overall assimilation of staff and systems is already nearing completion. Cultural and product differences have been bridged successfully. A very comprehensive marketing program began on August 1, 2005. We are even more encouraged today on all of the positive attributes of this transaction than when we began the process!"

President of Farmers State Bank Terry Duffy commented, "The anticipation of this partnership for our staffs, customers, and communities is at a high level. Merging 105 years of history and service with Citizens First National Bank is exciting. The officers and employees from both banks are getting to know each other and are eager to continue providing the level of customer service and products that has become our trademark."


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Chairman Wesner also announced, "Jim Miller has resigned as a member of the
Board of Directors. Miller has been a Director since 2000. Miller will continue in his capacity as Executive Vice President."

Wesner continued, "The Company is pleased to announce Willard Lee has been appointed to the Princeton National Bancorp, Inc. Board of Directors. Lee is currently the Chairman of Somonauk FSB Bancorp, Inc. His extensive knowledge of community banking and the daily operations of a bank will be an asset to the Board."

Lee joined the staff of Farmers State Bank of Somonauk as Cashier in 1961. In 1967, he was appointed President of Farmers State Bank. Lee was instrumental in the formation of Somonauk FSB Bancorp, Inc. in 1982, at which time he was appointed President of the holding company. Lee has been an integral part of Somonauk FSB Bancorp, Inc. and the Somonauk community, serving in several capacities for St. John's Lutheran Church in Somonauk and as a past president for the Lions Club and Bankers' Federation of DeKalb County. Lee lives in Somonauk with his wife, Shirley. They have two sons, Mark and Charles, and one daughter, Patricia Merle.

President Sorcic stated, "Gretta Bieber has been appointed to the Citizens First National Bank Board of Directors. Gretta served on the Millbrook Newark Bank Board of Directors (a former subsidiary of Somonauk FSB Bancorp, Inc.) from 1993 to 2001 when the Millbrook Newark Bank was merged into Farmers State Bank and has served on the Farmers State Bank Board of Directors since 2001. Bieber has also served on the Somonauk FSB Bancorp, Inc. Board since 2001. Bieber is an attorney for Alschuler, Simantz & Hem, LLC in Aurora, Illinois and lives in Newark, Illinois with her husband, Michael, and daughter Rachael. Bieber is a member of the Board of Directors of The Aurora Foundation (a community foundation) and also serves on the Executive Committee of the Foundation. We are pleased to have someone of Bieber's quality join the Board of Directors."

Princeton National Bancorp, Inc. is a $915 million community bank with locations throughout northern Illinois, several of which are in high-growth markets and two additional locations (Aurora and Elburn) which will also be built in high-growth markets. These communities include: Huntley, Hampshire, Minooka, Sandwich, Somonauk, Plano, Genoa, Millbrook, Newark, Peru, Princeton, Henry, Oglesby, Spring Valley and DePue. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

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Inquiries should be directed to:  Lou Ann Birkey, Vice President -- Investor
                               Relations, Princeton National Bancorp, Inc.
                               (815) 875-4444,
                               E-Mail address: pnbc@citizens1st.com